Exhibit 10.6

Final Form

Dated 25 August 2025
THE INVESTORS and THE COMPANY
SUBSCRIPTION AGREEMENT relating to Series A1 Preferred Shares and Warrants of Air Water Ventures Holdings Limited

i

DATE 25 August 2025

PARTIES

(1)	The persons whose names and addresses are set out in Schedule 1 (each, an “Investor” and together, the “Investors”); and

(2)	AIR WATER VENTURES HOLDINGS LIMITED, an exempted company incorporated in the Cayman Islands having its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the “Company”).

INTRODUCTION

(A)	The Company is an exempted company limited by shares, brief particulars of which are set out in Part 1 of Schedule 2.

(B)	Details of the legal ownership of the share capital of the Company are set out in Schedule 3.

(C)	Following the execution and delivery of this agreement, it is anticipated that the Company, Inflection Point Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), Air Water Ventures Limited, a Cayman Islands exempted company (“PubCo”), and IPCX Merger Sub Limited, a Cayman Islands exempted Company and wholly-owned subsidiary of SPAC (“Merger Sub”), will enter into a Business Combination Agreement (the “Business Combination Agreement,” and the transactions contemplated by the Business Combination Agreement, the “Business Combination”), pursuant to which, among other things, (i) SPAC will merge with and into PubCo (the “First Merger”), with PubCo surviving the First Merger, and (ii) one (1) day after the date of the First Merger becoming effective, the Company will merge with and into Merger Sub (the “Second Merger”), with Merger Sub surviving the Second Merger.

(D)	In anticipation of PubCo, SPAC and the Company entering into the Business Combination Agreement, the Company desires to issue and allot to the Investors, and the Investors wish to subscribe for, shares in the capital of the Company on and subject to the terms of this agreement.

AGREED TERMS

1.	Definitions

In this agreement, except where a different interpretation is necessary in the context, the words and expressions set out below shall have the following meanings:

“Act” means the Cayman Islands Companies Act (as revised);

“Accounts” means the unaudited statement of financial position, statement of comprehensive income, statement of changes in equity and statement of cash flows of the Company for the period ended on the Accounts Date;

“Accounts Date” means December 31, 2024;

“Affiliate” means, with respect to an Investor, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such Investor, including, any general partner, managing member, officer or director of the Investor or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, the Investor;

“Air Water UK” means Air Water Ventures Ltd, a private company limited by shares incorporated under the laws of England and Wales with registration number 14442057 whose registered office is at c/o Acuity Law Limited, 3 Assembly Square, Britannia Quay, Cardiff, CF10 4PL, United Kingdom;

“Amended and Restated Shareholders’ Agreement” means amended and restated shareholders’ agreement between (i) the Company; and (ii) the Shareholders (as defined therein) to be entered into on or around the date hereof, and to take effect as of Completion, in substantially the form attached hereto as Exhibit B;

“Board” means the board of directors of the Company as constituted from time to time;

“Business Day” means a day on which the clearing banks are ordinarily open for the transaction of normal banking business in the Cayman Islands (other than a Saturday or Sunday or public or bank holiday in the Cayman Islands);

“Claim” means any claim for breach of a Warranty;

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company Real Property Leases” means all current leases, lease guarantees, agreements and documents related thereto as of the date of this agreement, including all amendments, terminations and modifications thereof or waivers thereto for all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company;

“Completion” has the meaning given in clause 4.2;

“Disclosed” means fairly disclosed to the Investors in the Disclosure Schedules with sufficient detail to enable the Investor to identify the nature and scope of the matters disclosed;

“Disclosure Schedules” means the disclosure schedules attached hereto as Exhibit 2;

“Encumbrance” means any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected other than liens arising by operation of law);

“Execution Conditions” means the conditions set out in Schedule 4;

“Execution Date” means the date of this agreement;

“Existing Articles” means the memorandum and articles of association of the Company as of the date of this agreement;

“Existing Shareholders’ Agreement” means the Shareholders’ Agreement dated 17 August 2025 between the Company and the Shareholders (as defined therein) (as amended or varied from time to time);

“Fundamental Warranties” means the Warranties set out in paragraphs 4, 7, 8, 10, and 24 of Schedule 5;

“Group Companies” means the Company and each and any of the subsidiaries from time to time and “Group Company” means any of them;

“HMRC” means HM Revenue & Customs;

“Intellectual Property” means copyrights and related rights, trade marks and service marks, business and trade names, rights in logos and get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in inventions, rights to use and protect the confidentiality of confidential information (including trade secrets and Know How), registered designs, design rights, Patents, utility models, semi-conductor topographies, all rights of whatsoever nature in computer software and data, all rights of privacy and all other intellectual property or other intangible rights and privileges, and rights of a nature similar or allied to any of the foregoing, in every case which subsists now or in the future in any part of the world and whether or not registered, and including all granted registrations and all applications for registration, and rights to apply for and be granted, renewals and extensions of, and rights to claim priority from, any such rights;

“Lead Investor” means Inflection Point Fund I, LP;

“Longstop Date” means the date that is five Business Days after the date of this agreement (or such later time and date as may be agreed in writing by the Company and the Lead Investor);

“NASDAQ” means the NASDAQ Stock Market of the NASDAQ OMX Group Inc.;

“New Articles” means the amended and restated memorandum and articles of association of the Company in the agreed form to be adopted on or prior to Completion, as amended or superseded from time to time, in substantially the form attached hereto as Exhibit C;

“New Shares” means the Series A1 Shares to be subscribed by the Investors pursuant to clause 3.1;

“Non-US Subsidiary” means any subsidiary of the Company that is formed or organised outside of the United States;

“Ordinary Shares” has the meaning set out in the New Articles;

“PFIC” means a “passive foreign investment company” as defined Section 1297 of the U.S. Internal Revenue Code of 1986, as amended;

“Prior Inflection Subscription Agreement” means the Subscription Agreement entered into on 25 July 2025 by the Lead Investor and Air Water UK;

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority of the United States, (including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom;

“Securities” means, collectively, the New Shares, the Warrants, and the Ordinary Shares issuable upon conversion of the New Shares and upon exercise of the Warrants;

“Series A1 Shares” means series A1 redeemable preference shares of US$0.0001 each in the capital of the Company from time to time having the rights set out in the New Articles;

“Series A2 Shares” means series A2 redeemable preference shares of US$0.0001 each in the capital of the Company from time to time having the rights set out in the New Articles;

“Share Incentive Plan” means any plan to be established by the Company pursuant to which the Company grants certain rights to acquire Ordinary Shares to its directors, employees, contractors and consultants;

“Shareholder” means any shareholder of the Company from time to time (but excludes the Company holding Treasury Shares from time to time) and the term “Shareholders” shall be construed accordingly;

“Shares” means the Ordinary Shares, the Series A1 Shares and the Series A2 Shares;

“Subscriber Majority” means Investors who have subscribed, in aggregate, for at least 50 per cent of the New Shares under clause 3.1;

“Subscription Price” means US$6,480.68 per New Share;

“Subscription Threshold” has the meaning given in clause 4.2;

“Subsidiary” means, with respect to any Person, any corporation, company, partnership, association or other business entity of which (a) if a corporation or company, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Taxation” means and includes all forms of taxation, and statutory and governmental, state, provincial, local governmental or municipal charges, duties, rates, levies, contributions, withholdings, deductions, liabilities to account, and imposts, VAT and any other taxes, whether imposed in the United Kingdom, United States or elsewhere in the world and whenever imposed and together with all related interest, penalties, charges, surcharges, or costs;

“Taxing Authority” means HMRC and any other governmental, state, federal, provincial, local governmental or municipal authority, body or official whether of the United Kingdom, United States or elsewhere in the world, which is competent to impose or collect Taxation;

“Treasury Shares” means shares in the capital of the Company held by the Company as treasury shares;

“VAT” means (i) value added tax as defined under the VATA (ii) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (iii) all Tax of a similar nature levied in any jurisdiction and whether in addition to or in substitution for it;

“VATA” means the Value Added Tax Act 1994;

“Warranties” means the warranties given pursuant to clause 5 (references to a particular warranty being to a statement set out in Schedule 5) and “Warranty” shall be construed accordingly; and

“Warrants” means the warrants to purchase Ordinary Shares to be subscribed by the Investors pursuant to clause 3.1 in the form attached hereto as Exhibit A.

2.	Interpretation

2.1.	Unless otherwise defined in this agreement or the context otherwise requires, words and expressions defined in the New Articles have the same respective meanings in this agreement.

2.2.	Words and expressions which are defined in the Act (to the extent applicable) shall have the meanings attributed to them therein when used in this agreement unless otherwise defined (in this agreement or in the New Articles) or the context otherwise requires.

2.3.	Clause and paragraph headings and the table of contents are used for convenience only and shall not affect the construction or interpretation of this agreement.

2.4.	References to persons shall include individuals, bodies corporate, unincorporated associations, trusts, joint ventures and partnerships, in each case whether or not having a separate legal personality.

2.5.	Reference to a “party” or “parties” is to a party or parties to the agreement and any person that has entered into an adherence agreement to this agreement.

2.6.	References to documents “in the agreed form” are to documents in terms agreed on behalf of the Company and the Lead Investor.

2.7.	References to any statute or other legislation or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than the Cayman Islands, be deemed to include a reference to that which most nearly approximates to the Cayman Islands legal term in that jurisdiction.

2.8.	References to those of the parties that are individuals include their respective legal personal representatives.

2.9.	References to “writing” or “written” includes any non-transitory form of visible reproduction of words.

2.10.	The words “include”, “including” and “in particular” (or any similar term) are to be construed as being by way of illustration or emphasis only and not to be construed so as to limit generally any words preceding them and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things.

2.11.	Reference to “issued Shares” of any class shall exclude any Shares of that class held as Treasury Shares from time to time, unless stated otherwise.

2.12.	Reference to the “holders” of Shares or a class of Share shall exclude the Company holding Treasury Shares from time to time, unless stated otherwise.

2.13.	Words denoting the singular include the plural and vice versa and reference to one gender includes the other gender and neuter and vice versa.

2.14.	References to statutory provisions or enactments shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision or enactment (whether before or after the Execution Date), instrument or order or other subordinate legislation made under such provision or enactment unless any such change imposes upon any party any liabilities or obligations which are more onerous than as at the Execution Date.

2.15.	Reference to a time of day is unless otherwise specifically stated a reference to the time in the Cayman Islands.

2.16.	References to the time of day or date shall unless otherwise specifically stated be construed as references to the time or date prevailing in the Cayman Islands.

2.17.	References in clause 1 (Definitions) (in so far as they are used in the clauses and schedules referred to in this clause), clause 5 (Warranties) and Schedule 5 (Execution Date Warranties) to the Company and the Board shall include, where appropriate in the context, each of the subsidiaries and any holding company and the directors for the time being of those subsidiaries and any holding company respectively.

3.	Subscriptions

3.1.	Subject to the provisions of clauses 4.1 to 4.3 (inclusive), each Investor set out below applies for the allotment and issue to it at Completion of the following New Shares and a Warrant exercisable for the following number of Ordinary Shares as set out in the table below at the Subscription Price and the Company accepts such application:

Investor	No. of New Shares	No. of Ordinary Shares Issuable Upon Exercise of Warrant	Total subscription monies (USD)
Inflection Point Fund I, LP	1,697	1,697	$11,000,000
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
Total:	4,012	4,012	$26,000,000

3.2.	Subject to Completion having occurred in respect of the Lead Investor’s subscription pursuant to clause 3.1, the Lead Investor shall have the option, prior to the consummation of the Business Combination, to subscribe at the Subscription Price for (i) up to an additional number of New Shares and (ii) a Warrant exercisable for an additional number of Ordinary Shares, in each case in an equal ratio to the number of New Shares and number of Ordinary Shares issuable upon exercise of a Warrant per Subscription Price paid as outlined in the table above (an “Additional Subscription”). The Additional Subscription shall be capped at a maximum aggregate subscription amount of $30,000,000. In order to exercise its option pursuant to this clause 3.2, the Lead Investor shall deliver written notice thereof to the Company of the Additional Subscription amount and number of New Shares and Ordinary Shares issuable upon exercise of a Warrant upon such Additional Subscription, provided that the Company shall not be required to accept an Additional Subscription where, upon receipt of such notice, the Company reasonably anticipates that consummation of the Business Combination will occur within the following 10 Business Days.

3.3.	Each Investor shall be entitled to direct that its New Shares or Warrant be issued and registered in the name of any nominee or custodian holding such New Shares or Warrant on its behalf as bare nominee and the provisions of clauses 3.1 and 4 (Completion) shall be interpreted accordingly.

4.	Completion

4.1.	Upon and with effect from the Execution Date, the parties acknowledge and agree that the Execution Conditions have been satisfied or waived in full and that subject to clauses 4.2 to 4.3 (inclusive), each Investor subscribing for New Shares and a Warrant pursuant to clause 3.1 shall, on or prior to the Longstop Date, pay the sum set out against its name in column 4 of the table in clause 3.1 (being the aggregate Subscription Price for its New Shares and Warrant), by electronic funds transfer to the bank account of the Company as set out below and payment made in accordance with this clause 4.1 shall constitute a good discharge for such Investor of its obligations under this clause 4.1:

Account name	:	[***]
Accountholder address	:	[***]
	:	[***]
Bank	:	[***]
Account number	:	[***]
Routing number	:	[***]
Swift Code	:	[***]

4.2.	Upon receipt by the Company of subscription monies equalling the total set forth in column 4 of the table in clause 3.1 (such aggregate amount, or such lesser amount as agreed between the Company and the Lead Investor, the “Subscription Threshold”), paid in accordance with clause 4.1 from:

(a)	the Lead Investor; and

(b)	each other Investor,

the Company shall issue the New Shares and Warrants listed in the table in clause 3.1 to each Investor whose subscription monies have been received by the Company, credited as fully paid and enter its name in the register of members in respect of such New Shares and Warrants (“Completion”).

4.3.	Without prejudice to all other rights and remedies available to the parties, including the right to bring a claim for breach of contract:

(a)	if the Subscription Threshold is not satisfied by the Longstop Date, the Company and/or the Lead Investor shall each be entitled to determine that this agreement shall terminate with effect from such determination (or such other specified date) and the parties shall have no further rights or obligations under this agreement, other than accrued rights and obligations at that time; and

(b)	without prejudice to clause 4.3(a), if an Investor (other than the Lead Investor) does not pay its subscription monies in accordance with clause 4.1 by the Longstop Date, the Company and the Lead Investor shall be jointly entitled to determine that such Investor who has failed to pay its subscription monies shall be deemed not to have made any application for New Shares or Warrants under this agreement (but without prejudice to the applications made by any other Investors under this agreement) and upon such determination this agreement shall be deemed varied, without the consent of any other party, or action required, so as to remove all references to such Investor who has failed to pay its subscription monies (who shall cease to be a party to this agreement) and to make any associated changes.

4.4.	Within two (2) Business Days following Completion, the Company shall deliver to each Investor who has completed their subscription for New Shares and a Warrant a capitalisation table of the Company as of Completion including details of all: (i) issued Shares; (ii) options, both allocated and unallocated under the Share Incentive Plan(s) (if any); (iii) warrants (including the Warrants); and (iv) any and all other rights to subscribe for shares or convertible securities, if any.

5.	Warranties and Indemnity

5.1.	The Company warrants to each Investor that each Warranty is true, accurate and not misleading at the Execution Date subject only to:

(a)	the matters Disclosed; and

(b)	any exceptions expressly provided for under this agreement.

5.2.	Each Warranty is a separate and independent warranty, and, save as otherwise expressly provided, no Warranty shall be limited by reference to any other Warranty or by the other terms of this agreement.

5.3.	The rights and remedies of the Investors in respect of any breach of any of the Warranties shall not be affected by Completion, any investigation made by or on behalf of the Investors into the affairs of the Company or any other event or matter whatsoever which otherwise might have affected such rights and remedies except a specific and duly authorised written waiver or release.

5.4.	No information relating to the Company of which an Investor has knowledge (actual or constructive) other than by reason of it being Disclosed in accordance with clause 5.1(a) shall prejudice any Claim which such Investor shall be entitled to bring or shall operate to reduce any amount recoverable by such Investor under this agreement.

5.5.	Where any Warranty is qualified by the expression “so far as the Company is aware” or words having similar effect, such Warranty shall be deemed to include a statement that such awareness means the actual knowledge of either the Chief Executive Officer or Chief Operating Officer of the Company.

5.6.	Without limiting anything to the contrary in clause 5.7, the Investors agree among themselves that the following provisions shall (unless they subsequently agree amongst themselves to the contrary acting by way of a Subscriber Majority) apply in relation to the bringing of any Claim:

(a)	no Claim shall be brought by any of the Investors without the prior written consent of a Subscriber Majority;

(b)	unless otherwise agreed among the Investors, the costs incurred by any Investor(s) in bringing a Claim shall be borne by all of the Investors participating in such Claim proportionately to the amounts subscribed by each of them for New Shares and Warrants pursuant to this agreement; and

(c)	unless otherwise agreed among the Investors, any damages obtained as a result of any Claim will, after deduction of all costs and expenses, be divided amongst the Investors in such proportions.

5.7.	The Company undertakes to indemnify and hold harmless each Investor, its Affiliates and each of its and their directors, officers and employees (the “Indemnified Persons”) from and against, and shall pay to such Investor or the relevant Indemnified Person(s) (as applicable) (by way of telegraphic transfer of immediately available cleared funds to such account as may be notified to the Company by such Indemnified Person from time to time) a sum equal to: (i) any and all Losses directly suffered or incurred by any Indemnified Person(s); and (ii) the Relevant Percentage of any Losses directly suffered or incurred by any Group Company, in each case arising out of and/or relating to a breach of any of the Warranties made by the Company in this agreement (unless such Losses are primarily based upon a material breach of such Indemnified Person’s representations, warranties or covenants under this agreement or any conduct by such Indemnified Person which is finally judicially determined to constitute fraud, gross negligence or willful misconduct).

5.8.	For the purposes of clause 5.7:

(a)	“Losses” means any and all liabilities, damages, losses, Taxation, fines (including all interest and penalties), expenses and costs reasonably and properly incurred (including all reasonably and properly incurred legal costs and other reasonably and properly incurred professional costs and expenses); and

(b)	“Relevant Percentage” means the percentage of the Company’s issued share capital that the New Shares of such Investor represent immediately following Completion.

5.9.	The indemnity in clause 5.7 applies whether or not any Indemnified Person has been negligent or at fault.

5.10.	If a payment due from the Company under clause 5.7 is subject to Taxation (whether by way of direct assessment or withholding at its source), the amount of the payment shall be increased to ensure that the net receipt, after Taxation, to the Indemnified Person is the same as it would have been were the payment not subject to Taxation.

5.11.	Aside from any claim for injunctive or other equitable relief and any claim alleging fraud, the parties agree that the indemnification provided in clause 5.7 shall be the sole and exclusive remedy for any breach of any of the Warranties.

6.	Limitations on Claims

6.1.	The limitations set out in this clause 6 shall not apply to any Claim which is:

(a)	the consequence of fraud, dishonesty, wilful concealment or wilful misrepresentation by or on behalf of the Company; or

(b)	a result of a breach of any Fundamental Warranty.

6.2.	No Claim may be made by an Investor against the Company unless written notice of such Claim is served by such Investor on the Company, giving reasonable details of the Claim, on or prior to the earlier of within the 12 month period after the Execution Date.

6.3.	The aggregate liability of the Company in respect of all and any Claims shall be limited to an amount equal to the aggregate amount subscribed for the New Shares and Warrants by the Investor pursuant to this agreement.

6.4.	Without prejudice to the overall cap set out in clause 6.3 above, in respect of any Claim(s) that is or are brought by only some Investors, the aggregate liability of the Company in respect of all such Claims shall be limited to an amount equal to the aggregate amount subscribed for the New Shares pursuant to this agreement by those Investors bringing the Claim(s).

6.5.	No liability of the Company in respect of any breach of any Warranty shall arise:

(a)	to the extent that such breach occurs by reason of any matter which would not have arisen but for the coming into force of any legislation not in force at the Execution Date or by reason of any change to existing legislation, HMRC’s practice (or that of any other relevant Taxing Authority) or in rates of Taxation occurring after the Execution Date; and/or

(b)	to the extent that such breach or claim arises as a result of any change in the accounting bases or policies in accordance with which the Company values its assets or calculate its liabilities or any other change in accounting practice from the treatment or application of the same used in preparing the Accounts (save to the extent that such changes are required to correct errors or because relevant generally accepted accounting principles have not been complied with).

6.6.	The Investors shall be entitled to make a Claim in respect of liability which is contingent or unascertained provided that written notice of the Claim (giving as far as practical the amount and details of the Claim) is given by such Investors to the Company before the expiry of the relevant period specified in clause 6.2 and the Company shall not be liable to make any payment in respect of such Claim unless and until the liability becomes an actual liability or (as the case may be) becomes capable of being quantified.

6.7.	Notwithstanding anything to the contrary in this agreement, except in the case of fraud or willful misconduct, the Company shall not be obligated to indemnify any Indemnified Person under clause 5.7, unless the aggregate Losses incurred by the Indemnified Person seeking indemnity as a result of all Losses that would otherwise be subject to indemnification under clause 5.7 exceeds US$100,000, in which case such Indemnified Person shall only be entitled to indemnification for the portion of its Losses that exceeds US$100,000.

6.8.	Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether an Indemnified Person is entitled to indemnification under clause 5.7, as well as the amount of Losses recoverable by an Indemnified Person pursuant to clause 5.7, each of the qualifications as to “material”, “materiality” or “material adverse effect” and words of similar import (other than specific monetary thresholds) in the terms of such warranties listed on Schedule 5 shall be disregarded.

6.9.	Nothing in this agreement shall prejudice an Investor’s duty under common law to mitigate any loss or liability which is the subject of a Claim.

7.	Announcements

7.1.	Except in accordance with clause 7.2, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this agreement or its subject matter (including the Investors’ investment in the Company) or any ancillary matter.

7.2.	Notwithstanding clause 7.1, any party (or in the case of an Investor, the general partner or investment manager of the Investor) may make or permit to be made an announcement concerning or relating to this agreement or its subject matter or any ancillary matter with:

(a)	the prior written approval of the Lead Investor and the Board; or

(b)	if and to the extent required by:

(i)	law;

(ii)	any securities exchange on which such party’s securities are listed or traded;

(iii)	any regulatory or governmental or other authority with relevant powers to which such party is subject or submits, whether or not the requirement has the force of law, including (but without prejudice to the terms of the Business Combination Agreement) submissions and filings to the U.S. Securities and Exchange Commission and/or Nasdaq in furtherance of the Business Combination;

(iv)	any Taxing Authority in the ordinary course of the disclosing party’s Taxation affairs; or

(v)	any court order.

8.	Costs and expenses

The parties shall bear their own costs and disbursements incurred in the negotiations leading up to and in the preparation of this agreement and of matters incidental to this agreement.

9.	Cumulative remedies

The rights, powers, privileges and remedies conferred upon the Investors in this agreement are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law.

10.	Waiver

10.1.	The express or implied waiver by any party to this agreement of any of its rights or remedies arising under this agreement or by law shall not constitute a continuing waiver of the right or remedy waived or a waiver of any other right or remedy.

10.2.	Any waiver of any breach of, or any default under, any of the terms of this agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this agreement.

10.3.	In no event will any delay, failure or omission (in whole or part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this agreement or by law, be deemed to be or be construed as a waiver of that or any other right, power, privilege, claim or remedy in respect of the circumstances in question, or operate so as to bar the enforcement of that, or any other right, power, privilege, claim or remedy, in any other instance at any time or times subsequently.

11.	Entire agreement

11.1.	This agreement and the documents referred to or incorporated in it constitute the entire agreement between the parties relating to the subject matter of this agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this agreement.

11.2.	Each of the parties acknowledges and agrees that it has not entered into this agreement in reliance on any statement or representation of any person (whether a party or not) other than as expressly incorporated in this agreement and the documents referred to or incorporated in this agreement.

11.3.	Without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally waives any right or remedy it may have to claim damages and/or to rescind this agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any person (whether party or not) and upon which it has relied in entering into this agreement.

11.4.	Each of the parties acknowledges and agrees that the only cause of action available to it under the terms of this agreement and the documents referred to or incorporated in this agreement in respect of a Claim shall be for breach of contract.

11.5.	Other than in respect of a Claim, each of the parties acknowledges and agrees that damages alone may not be an adequate remedy for the breach of any of the undertakings or obligations as set out in this agreement. Accordingly, without prejudice to any other rights and remedies the parties may have, the parties shall be entitled to seek the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this agreement.

11.6.	Nothing contained in this agreement or in any other document referred to or incorporated in it shall be read or construed as excluding any liability or remedy as a result of fraud.

12.	Variation and termination

12.1.	All and any of the provisions of this agreement may be deleted, varied, supplemented, amended and restated or otherwise changed in any way at any time with the prior written consent of the Company and the Subscriber Majority, in which event such change(s) shall be binding against all of the parties hereto provided that if any such change would impose any new obligations on a party, vary or remove an express contractual right of a party under this agreement or increase any existing obligation under this agreement on a party or would result in a disproportionate and adverse effect on an Investor relative to other similarly situated Investors, the consent of any affected party to such change shall be specifically required.

12.2.	This agreement may be terminated with the prior written consent of the Company and the Subscriber Majority, in which event such termination shall be binding against all of the parties hereto save that nothing in this clause shall release any party from liability for breaches of this agreement which occurred prior to its termination provided that if a party has an express contractual right under this agreement that is not incorporated into any replacement or successor subscription agreement, that party’s consent shall be specifically required for the termination of that right.

12.3.	No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Investor by the Company and negotiated separately by each Investor, and is intended for the Company to treat the Investors as a class and shall not in any way be construed as the Investors acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.

13.	No partnership

Nothing in this agreement is intended to or shall be construed as establishing or implying any partnership of any kind between the parties. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance or non-performance of the obligations of any other Investor under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any Proceeding for such purpose. Each Investor has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents.

14.	Assignment and Transfer

14.1.	Subject to clause 14.3, this agreement is personal to the parties and no party shall:

(a)	assign any of its rights under this agreement;

(b)	transfer any of its obligations under this agreement;

(c)	sub-contract or delegate any of its obligations under this agreement; or

(d)	charge or deal in any other manner with this agreement or any of its rights or obligations,

save that each Investor shall be entitled to delegate any of its obligations under this agreement to its general partner or the management company authorised from time to time to act on behalf of that Investor.

14.2.	Any purported assignment, transfer, sub-contracting, delegation, charging or dealing in contravention of clause 14.1 shall be ineffective.

14.3.	Each Investor may assign the whole or part of any of its rights in this agreement to any person who has received a transfer of New Shares from such Investor in accordance with the New Articles and has executed an adherence agreement to this agreement, in a form satisfactory to the Board, acting reasonably (provided that the amount of loss recoverable by the assignee shall be no greater than it would have been had the assignment not taken place).

15.	Rights of third parties

15.1.	Subject to clause 15.2, this agreement does not confer any rights on any person or party (other than the parties to this agreement) pursuant to the Contracts (Rights of Third Parties) Act, 2014.

15.2.	The general partner of an Investor (or any member of the same Fund Group (as defined in the New Articles) of the Investor) or the management company authorised from time to time to act on behalf of the Investor or another person or persons nominated by the Investor, shall be entitled to enforce all of the rights and benefits of the Investor under this agreement at all times as if party to this agreement. The Company and/or Air Water UK shall be entitled to enforce all of its rights and benefits under clause 24 of this agreement.

16.	Counterparts; No originals

16.1.	This agreement may be executed by each of the parties in any number of counterparts, each of which shall constitute an original counterpart of this agreement, and all the counterparts shall together constitute one and the same agreement.

16.2.	The exchange of a fully executed version of this agreement (in counterparts or otherwise) by electronic means using DocuSign or other electronic transmission in PDF format shall be sufficient to bind the parties to the terms and conditions of this agreement and no exchange of originals is necessary.

17.	Notices

17.1.	Any communication and/or information to be given in connection with this agreement shall be in writing in English and shall either be delivered by hand or sent by first class post or reputable courier or email:

(a)	to the Company at its registered office or to the email address shown in Schedule 2 (with a copy, which shall not constitute notice, to mark.geday@morganlewis.com and russell.franklin@morganlewis.com)~~; or~~

(b)	to an Investor at the address or to the email address of such Investor shown in Schedule 1,

(or in each such case such other address or email address as the recipient may notify to the other parties for such purpose).

17.2.	A communication sent according to clause 17.1 shall be deemed to have been received:

(a)	if delivered by hand, at the time of delivery;

(b)	if sent by pre-paid first class post or reputable courier, on the second day after posting; or

(c)	if sent by email, at the time of completion of transmission by the sender insofar as no automatic response other than a temporary “out of office” reply is received by the sender within six (6) hours of transmission, except that if a communication is deemed received outside business hours in the place of receipt (which, in the case of service of a notice by email shall be deemed to be the same place as is specified for service of notices on the relevant party by hand or post), it shall be deferred until business hours resume. In this clause, business hours means 9:30 a.m. to 5:30 p.m. Monday to Friday on a day that is not a public holiday in the place of receipt.

18.	Severance

18.1.	If any provision of this agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this agreement will remain in full force and effect and will not in any way be impaired.

18.2.	If any provision of this agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable as long as no fundamental aspect of the transactions contemplated hereby are materially affected.

19.	Governing law

This agreement (and any dispute or claim relating to it or its subject matter (including non-contractual claims)) is governed by and is to be construed in accordance with Cayman Islands law.

20.	Jurisdiction

The parties irrevocably agree that the courts of the Cayman Islands shall have exclusive jurisdiction to settle any claim, dispute or issue (including non-contractual claims) which may arise out of or in connection with this agreement.

21.	Regulatory matters

Neither the Investors nor any general partner of an Investor or management company authorised from time to time to act on behalf of an Investor is acting for or advising any other party to the transaction that is the subject of this agreement or undertaking any other activity in relation to that other party that implies in any way that the other party is a client and accordingly no such Investor, general partner of such Investor and/or management company of such Investor (as appropriate) shall be responsible to any other party for providing any protection afforded to any client (as defined in the Glossary to the FCA Handbook of rules and guidance) for such Investor.

22.	US securities laws requirements

Each Investor acknowledges and warrants separately for itself and in respect of its own position, to the Company, for the purpose of compliance with the United States Securities Act of 1933, as amended (the “Securities Act”) and state securities laws, as follows:

(a)	the Investor acknowledges that the Securities have not been registered under the Securities Act, or any state securities laws on the basis that the Company is relying on an exemption from registration under such laws that depends in part on the representations made by the Investor pursuant to this clause, and that the transferability of the Securities is therefore subject to restrictions imposed by those laws;

(b)	the Investor agrees not to sell or otherwise transfer the Securities insofar as the Securities Act restricts such sale or transfer unless they are registered under the Securities Act and United States state securities laws of the applicable jurisdiction or unless an exemption from registration is available;

(c)	the Investor has either a residence or business address as set out in Schedule 1; all offers of the Securities were made to the Investor at that address or elsewhere outside of the United States; no offer or solicitation was made to the Investor in any jurisdiction other than that jurisdiction or elsewhere outside of the United States; and the Investor accepted the offer to purchase Securities by executing this agreement or an adherence agreement to this Agreement within that jurisdiction; and prior to such acceptance, the Investor did not accept the offer in any other jurisdiction, orally, in writing, or otherwise;

(e)	the Investor that is a “U.S. Person” (within the meaning of Rule 902 of Regulation S promulgated under the Securities Act) is an “accredited investor” within the definition set forth in Rule 501(a) under the Securities Act;

(f)	the Investor that is a “U.S. Person” acknowledges that the Investor has experience in making investments such as those in the Company and is able to bear the economic risk of the investment for an indefinite period of time because the Securities have not been registered under the Securities Act, and therefore, must (to the extent the Securities Act restricts a transfer of the Securities) be held unless they are subsequently registered under the Securities Act or an exemption from such registration is available;

(g)	the Investor acquired the Securities for its own account for investment and not for the account of another nor with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act, the state securities laws of any applicable jurisdiction, or the rules and regulations promulgated thereunder and, if the Investor is an entity, the Investor was not formed for the specific purpose of acquiring the Securities.

23.	Information and taxation matters

23.1.	The Company shall keep the Investors reasonably informed in a timely manner of all material developments concerning the affairs, business and prospects of the Group Companies.

23.2.	The Company shall provide to each Investor such information as the Investor may reasonably request at any time or from time to time in order to permit the Investor to determine whether the Company or any Non-US Subsidiary has been or may become a PFIC or a “controlled foreign corporation” as defined in Section 957 of the Code (“CFC”), in each case, or any similar or analogous provisions of the laws of the United States, any state or other jurisdiction thereof, or any non-US jurisdiction, and to determine the consequences to the Investors or any of its direct or indirect owners of such status, and all such other information that is reasonably requested or necessary for an Investor in order to satisfy any applicable tax reporting or tax compliance requirements, reduce or eliminate withholding or other taxes, duly complete and file its tax returns or make any claims or elections in respect of tax. If the Company or any Non-US Subsidiary is determined to be a PFIC, the Company shall timely provide, and shall cause any such Non-US Subsidiary to timely provide, to the Investors such information reasonably necessary to make or maintain any election available under the Code related to such PFIC status, including making and maintaining a “qualified electing fund” (“QEF”) election with respect to the Company or such Non-US Subsidiary. Information necessary or desirable to permit an Investor or its direct or indirect owners to make a QEF election with respect to the Company or any Non-US Subsidiary shall be provided to the Investors within ninety (90) days after the end of each fiscal year or at such other times as an Investor may request.

24.	Business Combination

Each of the Lead Investor and the Company (on behalf of itself and Air Water UK) acknowledge and agree that, upon execution of the Business Combination Agreement, the Lead Investor shall not be entitled to bring a claim, and hereby irrevocably and unconditionally waives any right to bring a claim, for breach of warranty pursuant to the Prior Inflection Subscription Agreement, provided that the Lead Investor shall have the benefit of the Warranties and related indemnification under clause 5.7 in respect of its investment pursuant to the Prior Inflection Subscription Agreement.

25.	RSUs

25.1.	It is acknowledged by the Investors that the Company intends to enter into definitive documentation relating to the agreed term sheet in the form appended to this agreement as Exhibit 1 in respect of the grant of certain restricted stock unit awards (the RSU Awards and each, an RSU Award) to Peter Carr and Ryan Bibbo (the Grantees and each, a Grantee), as may be approved by the board of directors of the Company from time to time, over certain Ordinary Shares (in such number as may be agreed by the board of directors of the Company from time to time, and up to a maximum of 3,499 Ordinary Shares in aggregate and including the right to receive Earnout Shares as defined in and pursuant to the Business Combination Agreement (subject to customary equitable adjustment for events such as Ordinary Share splits and combinations)) in accordance with the terms of the RSU Awards. Each of the Investors hereby:

(a)	consents to, for all purposes of the New Articles, the Amended and Restated Shareholders’ Agreement, and applicable law, the RSU Grants and to any director or officer, or such other person(s) as may be authorised by the directors or officers from time to time, doing all such further actions or procuring that such further actions are taken, as they may consider necessary or convenient, to effect the RSU Grants;

(b)	acknowledges and confirms, for the avoidance of doubt, that signatures to this agreement shall constitute Series A Majority Consent for purposes of the New Articles, to the extent such Series A Majority Consent is required in connection with the implementation of the foregoing;

(c)	acknowledges and confirms, for the avoidance of doubt, that signatures to this agreement shall constitute Requisite Majority Consent for purposes of the Amended and Restated Shareholders’ Agreement, to the extent such Requisite Majority Consent is required in connection with the implementation of the foregoing; and

(d)	acknowledges and confirms that:

(i)	they have no claim or right of any kind in any capacity or in any jurisdiction, whether arising under the New Articles (as amended or restated from time to time), the Amended and Restated Shareholders’ Agreement (as amended or restated from time to time), or otherwise against the Company or any of its officers or employees in connection with the issuance of any and all Ordinary Shares arising as a result of the Company effecting the RSU Grants; and

(ii)	if any such claim or right of action exists or may exist, whether in law or in equity and whether or not presently known to any party or to the law, they hereby irrevocably waive such claim and release and forever discharge the Company, its officers and employees from all and any liability in respect of it.

26.	Registration Statement. To the extent permissible under applicable securities laws and in accordance with the Business Combination Agreement, the Company shall cause the registration statement on Form S-4 or Form F-4 filed in connection with the consummation of the closing of the Business Combination to register the exchange of the Series A1 Shares of the Company for the series A1 shares of PubCo and the exchange of the Warrants of Company for warrants in PubCo.

Schedule 5

Execution Date Warranties

1.	Valid Issuance

1.1.	As of the date of the Completion, the New Shares and Warrants will be duly authorized and, when issued, paid for and delivered in accordance with this agreement, will be validly issued, fully paid and non-assessable, free and clear of any mortgage, pledge, security interest, right of first refusal, option, proxy, voting trust, Encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), or any filing or agreement to file a financing statement as debtor under applicable law (collectively, “Liens”) or other restrictions (other than those arising under this agreement, the Business Combination Agreement, the Organizational Documents, the New Articles, the Amended and Restated Shareholders’ Agreement or applicable securities laws), and will not have been issued in violation of any preemptive or similar rights created under the New Articles, the Amended and Restated Shareholders’ Agreement or the laws of the Company’s jurisdiction of incorporation.

1.2.	As of the date of the Completion and as of the applicable date of issuance, the Ordinary Shares issuable upon conversion of the Series A1 Shares and exercise of the Warrants will be duly authorized and, when issued, paid for and delivered in accordance with the New Articles and, as applicable, the Warrants, will be validly issued, fully paid and non-assessable, free and clear of all Liens or other restrictions (other than those arising under this agreement, the Business Combination Agreement, the Organizational Documents, the New Articles, the Amended and Restated Shareholders’ Agreement or applicable securities laws), and will not have been issued in violation of any preemptive or similar rights created under the Company’s New Articles, the Amended and Restated Shareholders’ Agreement or applicable securities laws or the laws of Company’s jurisdiction of incorporation.

2.	No General Solicitation. Neither the Company nor any person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with any offer or sale of the Securities. The Securities are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Company nor any person acting on the Company’s behalf has, directly or indirectly, at any time within the past six (6) months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would cause the offering of the Securities pursuant to this agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions. Neither the Company nor any person acting on the Company’s behalf has offered or sold any securities, or has taken any other action, which would reasonably be expected to subject the offer, issuance or sale of the Securities, as contemplated hereby, to the registration provisions of the Securities Act.

3.	Disqualification Events. No Disqualification Event is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable. For the purposes of the foregoing, “Disqualification Event” means a ‘bad actor’ disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act.

4.	Organization and Standing.

4.1.	The Company is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, in each case, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. “Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the transactions contemplated hereby or in connection with the Business Combination (the “Transactions”) or to perform its obligations under this agreement, the Business Combination Agreement, the Amended and Restated Shareholders’ Agreement, the New Articles, or the Warrants (the “Transaction Documents”) to which it is party; provided, however, that for purposes of clause (a) above, any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may or would have occurred a Material Adverse Effect: (i) general global, national, regional, state or local changes in the financial or securities markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets) or general economic or political or social conditions in the country or region in which such Person or any of its Subsidiaries do business, (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries operate, (iii) changes or proposed changed in GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements (or any interpretation thereof) applicable to any industry in which such Person and its Subsidiaries principally operate, (iv) conditions caused by acts of God, epidemic, pandemics, terrorism, war (whether or not declared), natural or man-made disaster (including fires, flooding, earthquakes, hurricanes and tornados), civil unrest, terrorism or other force majeure or comparable events, (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees), (vii) changes or proposed changes in applicable law (or any interpretation thereof) after the date of this agreement, (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this agreement, and (ix) in respect of the Company, any action taken by, or at the written request of, Investor and in respect of Investor, any action taken by, or at the written request of, the Company; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)-(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries conducts its businesses (in which case only the incremental disproportionate impact may be taken into account).

4.2.	Each subsidiary of the Company (each a “Company Subsidiary” and, together with the Company, the “Target Companies”) is a corporation or other entity duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company (other than the Company) is qualified or licensed and in good standing (to the extent such concept exists) to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

4.3.	No Target Company is in violation of any provision of its Organizational Documents in any material respect.

5.	Capitalization.

5.1.	As of the date of this agreement, the issued share capital of the Company consists of 39,348 Ordinary Shares, 0 Series A1 Shares, and 0 Series A2 Shares. The Company has also issued 2,893 warrants, and there are no other issued or outstanding equity interests of the Company.

5.2.	On the date of this agreement, the Company shareholders listed in the Disclosure Schedules are the legal and beneficial owners of all of the Ordinary Shares, with each such Company shareholder owning the Ordinary Shares set forth opposite the name of such Company shareholder in the corresponding column of the Disclosure Schedules. The Ordinary Shares are owned by each such Company shareholder free from any Liens other than those imposed under the Company’s Organizational Documents, which can be removed by the Company and its shareholders without penalty or applicable securities laws.

5.3.	On the date of this agreement, the Company shareholders listed in the Disclosure Schedules are the legal and beneficial owners of all of the Series A1 Shares, with each such Company shareholder owning the Series A1 Shares set forth opposite the name of such Company shareholder in the corresponding column of the Disclosure Schedules. The Series A1 Shares are owned by each such Company shareholder free from any Liens other than those imposed under the Company’s Organizational Documents, which can be removed by the Company and its shareholderswithout penalty or applicable securities laws.

5.4.	All of the Company’s issued Shares have been duly authorized and are fully paid and not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the Cayman Companies Law, any other applicable law, the Company’s Organizational Documents or any contract to which the Company is a party or by which the Company or its securities are bound.

6.	As of the date of this agreement, no Target Company currently has any stock option or other equity incentive plans. As of the date of this agreement, other than the securities contemplated in connection with this agreement and the other Transaction Documents, there are no Company convertible securities or pre-emptive rights or rights of first refusal or first offer, except for those rights as provided in the Company’s Organizational Documents which have been disapplied and waived by the Company shareholders, nor are there any contracts, commitments, arrangements or restrictions to which the Company or any of the Company shareholders or any of their respective Affiliates are a party or bound relating to any equity securities of the Company, whether or not outstanding, other than the Company’s Organizational Documents. As of the date of this agreement, other than this agreement and the other Transaction Documents, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company and there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any of Ordinary Shares other than the Company’s Organizational Documents. As of the date of this agreement, other than this agreement or as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. As of the date of this agreement, all of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable laws. As a result of the consummation of the Transactions, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

7.	Due Authorization and Enforceability. The execution and delivery of this agreement and each of the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its Board of Directors, or its stockholders in connection herewith or therewith. This agreement and each other Transaction Document to which the Company is a party has been (or upon delivery will have been) duly executed by the Company and, when duly executed by the other parties thereto and delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law (collectively, the “Enforceability Exceptions”).

8.	Company Subsidiaries. The Disclosure Schedules set forth the name of each Company Subsidiary, and with respect to each Company Subsidiary on the date of this agreement (a) its jurisdiction of organization, (b) the class(es) of its authorized shares or other equity interests (if applicable), and (c) the ownership percentage of issued and outstanding shares or other equity interests by the record holders thereof. The foregoing represents all of the issued and outstanding equity interests of the Company Subsidiaries as of the date of this agreement. All of the outstanding equity securities of each Company Subsidiary are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Company Subsidiary’s Organizational Documents or applicable laws), except where the failure to be would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. As of the date of this agreement, there are no contracts to which the Company or any of the Company Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the equity interests of any Company Subsidiary other than the Organizational Documents of any such Company Subsidiary. As of the date of this agreement, there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Company Subsidiary is a party or which are binding upon any Company Subsidiary providing for the issuance or redemption of any equity interests of any Company Subsidiary. As of the date of this agreement, there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Company Subsidiary. No Company Subsidiary has any limitation, whether by contract, order, or applicable law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. As of the date of this agreement, other than the Company Subsidiaries, no Target Company has any Subsidiaries. Except for the equity interests of the Company Subsidiaries listed in the Disclosure Schedules, as of the date of this agreement: (i) no Target Company owns or has any rights to acquire, directly or indirectly, any equity interests of, or otherwise control, any Person, (ii) no Target Company is a participant in any joint venture, partnership or similar arrangement and (iii) there are no outstanding contractual obligations of a Target Company to provide funds to or make any loan or capital contribution to any other Person.

9.	No Consent. No Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company or any Target Company of this agreement or any other Transaction Documents to which the Company or any Target Company is or required to be a party or otherwise bound, or the consummation by the Company or the Target Companies of the Transactions other than (a) any filings required with Nasdaq or the United States Securities and Exchange Commission with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the U.S. Securities Exchange Act of 1934, as amended, and any state “blue sky” securities laws, and the rules and regulations thereunder, (c) applicable requirements of any antitrust laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, and (d) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

10.	Non-Contravention. The execution and delivery by the Company (or any other Target Company, as applicable) of this agreement and each Transaction Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the Transactions and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such Target Company’s articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents (the “Organizational Documents”), (b) assuming the accuracy of each Investor’s warranties set forth in this agreement, subject to obtaining any consent, approval, waiver, authorization, waiting period expiration or termination, or permit of, or notice to or declaration or filing with any Governmental Authority or any other Person (the “Consents”) from any federal, state, local, foreign or other governmental, quasi-governmental, tax, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body (“Governmental Authorities”) and any condition precedent to such Consent having been satisfied, conflict with or violate any law, order or Consent applicable to such Target Company or any of its properties or assets, or (c) assuming the accuracy of each Investor’s warranties set forth in this agreement, (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make or increase payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material contract, except for any deviations from any of the foregoing clauses (b) or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

11.	Financial Statements.

11.1.	The Company has made available to the Investor true, correct and complete copies of (i) the audited consolidated financial statement of financial position of Air Water Units Trading Limited and its subsidiaries, and the related audited consolidated statements of comprehensive income, changes in equity and cash flows of Air Water Units Trading Limited and its wholly-owned subsidiaries as of and for the year ended December 31, 2023 (the “Audited Company Financial Statements”), (ii) the unaudited consolidated financial statement of financial position of Air Water Ventures Limited and its subsidiaries, and the related unaudited consolidated statements of comprehensive income, changes in equity and cash flows of Air Water Ventures Limited and its subsidiaries as of and for the year ended December 31, 2024 (the “2024 Unaudited Company Financial Statements”) and (iii) the unaudited consolidated financial statement of financial position of Air Water Ventures Limited and its subsidiaries, and the related unaudited consolidated statements of comprehensive income, changes in equity and cash flows of Air Water Ventures Limited and its subsidiaries as of and for the three-month period ended March 31, 2025 (the “Interim Unaudited Company Financial Statements” and, collectively with the Audited Company Financial Statements and the 2024 Unaudited Company Financial Statements, the “Company Financial Statements”).

11.2.	The Company Financial Statements (i) fairly present in all material respects the consolidated financial position of the applicable Target Companies, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in shareholders’ equity and their consolidated cash flows for the respective periods then ended, subject to adjustments which are not expected to have a Material Adverse Effect, (ii) were prepared in conformity with IFRS applied on a consistent basis during the periods involved, except as may be indicated in the notes thereto and with respect to the 2024 Unaudited Company Financial Statements and the Interim Unaudited Company Financial Statements, subject to the absence of footnotes and normal year-end adjustments (none of which would be material, individually or in the aggregate), (iii) were prepared from, and are in accordance with, in all material respects, the books and records of the applicable Target Companies and (iv) with respect to the Audited Company Financial Statements, contain an unqualified report of the Company’s auditor in connection with such Audited Company Financial Statements, Grant Thornton UAE. The audited consolidated balance sheets and statements of operations, comprehensive income, stockholders’ equity and cash flows of the Target Companies as of and for the years ended December 31, 2023 and December 31, 2024, each audited in accordance with the auditing standards of the PCAOB and which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”), when delivered after the date hereof by the Company for inclusion in the Form F-4 registration statement to be filed by PubCo in connection with the Business Combination (the “Registration Statement”) and the proxy statement of SPAC (the “Proxy Statement”) for filing with the SEC following the date of this agreement, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant in effect as of the respective dates thereof.

11.3.	The Company has not identified, and has not received from any independent auditor of the Company any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Target Companies, (ii) any fraud, whether or not material, that involves the management or other employees of the Target Companies who have a role in the preparation of financial statements or the internal accounting controls utilized by the Target Companies or (iii) any written claim or allegation regarding any of the foregoing.

11.4.	As of the date hereof, the Target Companies do not have any of the following types of indebtedness: (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not, (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case to the extent drawn, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS, or any other accounting principles used by such Person, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled.

11.5.	Except for those that will be reflected or reserved on or provided for in the statement of financial position of the Target Companies contained in the Company Financial Statements, no Target Company has any liabilities of a nature required to be disclosed on a balance sheet in accordance with IFRS, except for (i) those that were incurred after March 31, 2025 in the ordinary course of business, none of which are material, individually or in the aggregate, (ii) obligations for future performance under any contract to which any Target Company is a party, (iii) liabilities incurred for transaction expenses in connection with this agreement or any other Transaction Document or (iv) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

12.	Absence of Certain Changes. Except for actions expressly contemplated by this agreement, and the other Transaction Documents, since December 31, 2024 and through the date of this Agreement, (a) the Target Companies have conducted their business only in the ordinary course of business and (b) there has not been a Material Adverse Effect; and (c) the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the Board has not authorized any of the foregoing.

13.	Compliance with Laws. (a) Each Target Company is in compliance in all material respects with, and not in conflict, default or violation in each case in any material respect of, any applicable laws and (b) no Target Company has received, since December 31, 2024, any written or, to the knowledge of the Company, oral notice of any material conflict or material non-compliance with, or material default or material violation of, any applicable laws by which it is or was bound.

14.	Company Permits. The applicable Target Company holds all permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Target Companies, taken as a whole or otherwise limit the ability of any Target Company to perform on a timely basis its obligations under this agreement or the other Transaction Documents to which it is or required to be a party or otherwise bound. As of the date of this agreement, each material Company Permit is in full force and effect, and (a) no suspension or cancellation of any of the material Company Permits is pending or, to the Company’s knowledge, threatened, (b) no Target Company is in violation in any material respect of the terms of any material Company Permit and (c) since December 31, 2024, no Target Company has received any written, or to the knowledge of the Company, oral notice of any actions relating to the revocation or material modification of any material Company Permit.

15.	Litigation. There is no (a) material action of any nature currently pending or, to the Company’s knowledge, threatened or (b) material order, decree, ruling, judgment, injunction, writ, binding determination or decision, verdict or judicial award that is or has been entered, rendered, or otherwise put into effect now pending or outstanding in either case of (a) or (b) by or against any Target Company.

16.	Intellectual Property.

16.1.	All registered, issued, and applied-for intellectual property owned by a Target Company (“Company Registered IP”) is subsisting and all registered or issued Company Registered IP is valid and, to the knowledge of the Company, enforceable except where the failure to be would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. No Target Company is subject to any outstanding order that would restrict its use or ownership of any intellectual property or would impair the validity or enforceability of any Company’s owned intellectual property, and no action is pending or, to the knowledge of the Company, threatened, against a Target Company that challenges the validity, enforceability or ownership of any Company Registered IP.

16.2.	At least one of the Target Companies (x) exclusively owns all material Company owned intellectual property, free and clear of all Liens (other than Permitted Liens (as defined below)) and (y) has the right to use all other intellectual property that is material to the conduct of the business of the Target Companies as currently conducted. The execution and delivery by the Company (or any other Target Company, as applicable) of this agreement and each other Transaction Document to which any Target Company is or is required to be a party, the consummation by any Target Company of the Transactions, and the compliance by any Target Company with any of the provisions hereof and thereof, will not result in the material loss, termination or impairment of any rights of the Target Companies in any material intellectual property. “Permitted Liens” means (a) Liens for taxes or assessments and similar governmental charges or levies, which either are (i) not yet delinquent or (ii) being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS or GAAP, as applicable, with respect thereto, (b) Liens imposed by operation of law or non-monetary Encumbrances that would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred, pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this agreement or any other Transaction Document, (f) such imperfections of title, easements, covenants, Encumbrances, Liens, or other similar restrictions on real property that would not be reasonably expected to materially impair the current use or operations of the business of the Target Companies or any assets that are subject thereto, (g) materialmen’s, mechanic’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens, or deposits to obtain the release of such Liens, (h) restrictions on the transfer of securities imposed by applicable securities laws, (i) zoning, building, land use, entitlement, conservation restrictions or other similar restrictions on real property, including rights of way and similar Encumbrances identified on any surveys, and other land use and environmental regulations promulgated by Governmental Authorities, (j) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course of business, (k) non-exclusive licenses (or sublicenses) of intellectual property owned by the Target Companies granted in the ordinary course of business, (l) any (i) statutory Liens in favor of any lessor or landlord, (ii) Liens set forth in leases, subleases, easements, licenses, rights of use, rights to access and rights-of-way or (iii) Liens benefiting or encumbering any superior estate, right or interest, (m) any Liens that are discharged or released at or prior to the closing of the Business Combination, (n) any purchase money Liens, equipment leases or similar financing arrangements, (o) the rights of lessors under leasehold interests or (p) Liens specifically identified on the consolidated statement of financial position of the Target Companies.

16.3.	To the knowledge of the Company, (i) no Target Company is currently infringing, or has, in the past three years, infringed any intellectual property of any other Person in any material respect, and (ii) no third party is infringing any material Company owned intellectual property.

16.4.	All contributors who have contributed to the development of material intellectual property for any Target Company have executed a contributor agreement. To the knowledge of the Company, no contributor has claimed any ownership interest in any material intellectual property purported to be owned by a Target Company. Each Target Company has taken commercially reasonable measures to protect and maintain the confidentiality of all trade secrets included in the material Company owned intellectual property. No such trade secret has been disclosed (or authorized or threatened to be disclosed) to any Person (including any past or present employee, officer, advisor, consultant, independent contractor or other third party) other than pursuant to the terms of a valid, written confidentiality agreement with such Person that is sufficient to protect the confidentiality thereof and is in full force and effect. No Governmental Authority or educational or research institution owns or otherwise holds, or has the right to obtain, any rights to any material Company owned intellectual property.

17.	Taxes and Returns.

17.1.	Each Target Company has filed, or caused to be filed, all material tax returns required by applicable tax law to be filed by it, which such tax returns are true, accurate, correct and complete in all material respects. Each Target Company has paid, or caused to be paid, all material taxes required by applicable tax law to be paid by it, other than such taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with IFRS.

17.2.	Air Water Company LLC, a Delaware limited liability company (“Air Water US”), is the only Target Company that is incorporated or organized in the United States. Air Water US is not, and has never been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

17.3.	Each Target Company has complied in all material respects with all applicable tax laws relating to withholding and remittance of taxes, and all material amounts of taxes required by applicable tax laws to be withheld by a Target Company have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other Person.

17.4.	There are no material claims, assessments, audits, examinations, investigations or other actions pending, in progress or threatened in writing against any Target Company, in respect of taxes, and no Target Company has been notified in writing of any material proposed tax claims or assessments against any Target Company by a Governmental Authority.

17.5.	There are no material Liens with respect to any taxes upon any Target Company’s assets, other than Permitted Liens.

17.6.	No Target Company has a permanent establishment, branch or representative office in any country other than the country of its organization, and no Target Company is or has been treated for any tax purpose as a resident in a country other than the country of its incorporation or formation, as applicable.

17.7.	No UK directors, officers, employees or former or proposed directors, officers or employees of the Target Companies hold any securities, interests in securities or securities options as defined in Part 7 of Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”).

17.8.	Real Property. All current leases, lease guarantees, agreements and documents as of the date of this agreement related to the premises currently leased or subleased by a Target Company for the operation of the business of a Target Company are valid, binding and enforceable against the Target Company party thereto and, to the knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received written notice of any such condition. No Target Company owns any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

18.	Environmental Matters.

18.1.	Each Target Company is in compliance in all material respects with all applicable laws in effect on or prior to the date hereof relating to (a) the protection of human health and safety (to the extent relating to exposure to hazardous materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) to the extent relating to releases of hazardous materials or (c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, release or disposal of hazardous materials (“Environmental Laws”), including obtaining, maintaining in good standing, and complying in all material respects with all material permits required under Environmental Laws for its business and operations (“Environmental Permits”) and no action is pending or, to the Company’s knowledge, threatened that would reasonably be expected to result in the revocation, modification, or termination of any such Environmental Permit.

18.2.	No Target Company has assumed, contractually or by operation of law, any outstanding liabilities or obligations under any Environmental Laws of any other Person except, in each case, for such liabilities or obligations that would not reasonably be expected to be material to the Target Companies, taken as a whole.

18.3.	No action is pending, or to the Company’s knowledge, threatened against any Target Company or any assets of a Target Company alleging that a Target Company is in violation in any material respect of any Environmental Law or material Environmental Permit or that a Target Company has any material liability under any Environmental Law, and to the Company’s knowledge, no fact, circumstance or condition exists that would reasonably be expected to give rise to any such action.

19.	Transactions with Related Persons. No Company shareholder nor any officer or director of a Target Company or any of their respective Affiliates, nor, to the knowledge of the Company, any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently a party to any transaction with a Target Company, including any contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or personal property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than five percent of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any other Transaction Document, the Shareholders Agreement or any contract pursuant to which a Company shareholder subscribed for or purchased equity interests in the Company.

20.	Insurance.

20.1.	Except as would not, individually or in the aggregate, result in a Material Adverse Effect, to the Target Companies, taken as a whole, the Target Companies are in compliance with the terms of its insurance policies. To the Company’s knowledge and except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the closing of the Business Combination (except, in each case, as such enforcement may be limited by the enforceability exceptions).

21.	Certain Business Practices.

21.1.	For the past five (5) years, each Target Company has been in compliance with the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and anti-bribery laws, in all material respects.

21.2.	For the past five (5) years, no Target Company nor, to the knowledge of each Target Company, any of its directors, officers, employees or representatives, when acting on behalf of a Target Company, has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity.

21.3.	No Target Company or, to the knowledge of the Company, any of their respective directors, officers, employees or any other representative acting on behalf of a Target Company is currently a person organized, resident, or located in a country, region or territory that is the subject of comprehensive territorial Sanctions (a “Sanctioned Person”). No Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person that, at the time of such funding, is the subject of Sanctions, or in Cuba, Iran, North Korea, and the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, as this list may be amended from time to time (a “Sanctioned Jurisdiction”) or (ii) in any other manner that would reasonably be expected to result in a violation of Sanctions or Customs & Export Control Laws by any Person. No Target Company or any of their respective directors, officers employees or, to the knowledge of the Company, any other representative acting on behalf of a Target Company has, since April 24, 2019, engaged in (A) dealings with a Sanctioned Person or involving a Sanctioned Jurisdiction in a manner that would violate applicable Sanctions, (B) dealings that could reasonably be expected to result in the Target Company becoming a Sanctioned Person, or (C) conduct, activity, or practice that would constitute a violation or apparent violation of any applicable Sanctions or Customs & Export Control Laws. The Target Company has (1) where required by law, secured and maintained all necessary permits, registrations, agreements or other authorizations, including amendments thereof pursuant to Sanctions and Customs & Export Control Laws and (2) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of applicable Sanctions or Customs & Export Control Laws, and has not been notified of any such pending or threatened actions. The Target Company and its directors, officers and employees, and, to the knowledge of the Company, any other representative acting on behalf of a Target Company, are, and have been since April 24, 2019, in compliance with Sanctions and Customs & Export Control Laws.

22.	Investment Company Act. To the knowledge of the Company, no Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

23.	Finders and Brokers. Other than as set forth on the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Target Company.

24.	No Registration. Assuming the accuracy of each Investor’s warranties set forth in this agreement, no registration under the Securities Act or any state securities (or Blue Sky) laws is required for the offer and sale of the Securities by the Company to each Investor.

25.	Money Laundering Laws. The operations of the Target Companies are and have been conducted at all times in material compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

26.	Registration Rights. Except as (i) disclosed in the Disclosure Schedules, (ii) have been waived and (iii) as provided for in the Company’s Registration Rights Agreement with the Investors, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

27.	Market Activities. Subject to the non-disclosure agreements entered into by the Investor with respect to the Business Combination and the other transactions contemplated by the Transaction Documents, anything in this agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by the Company that: (i) none of the Investors has been asked by the Company to agree, nor has any Investor agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term; (ii) past or future open market or other transactions by any Investor, specifically including, without limitation, short sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities; (iii) any Investor, and counter-parties in “derivative” transactions to which any such Investor is a party, directly or indirectly, presently may have a “short” position in the Ordinary Shares, and (iv) each Investor shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (y) one or more Investors may engage in hedging activities at various times during the period that the Securities are outstanding, and (z) such hedging activities (if any) would reduce the value of the Investors’ equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

28.	No Stabilization or Manipulation. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

Schedule 6
Business Combination Agreement

See attached.

Execution

This Agreement has been executed on the date shown at the start.

SIGNED by a director for and on behalf
Print name: Andrea Mollica
of Air Water Ventures Holdings Limited	Director

[Signature Page to Subscription Agreement]

SIGNED by

Inflection Point Fund I, LP

By:
Name:	Michael Blitzer
Title:	Manager of General Partner

[Signature Page to Subscription Agreement]

[Execution blocks for other Investors to be inserted]

[Signature Page to Subscription Agreement]

Exhibit 1: RSU Awards